                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                                (Amendment No. 3)

                                EMCOR GROUP, INC.
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.01
                         (Title of Class of Securities)

                                    29084Q100
                                 (CUSIP NUMBER)

                          BAY HARBOUR MANAGEMENT, L.C.
                          TOWER INVESTMENT GROUP, INC.
                               STEVEN A. VAN DYKE
                  777 South Harbour Island Boulevard, Suite 270
                              Tampa, Florida 33602
                                 (813) 272-1992

                              DOUGLAS P. TEITELBAUM
                                885 Third Avenue
                                   34th Floor
                            New York, New York 10022
                                 (212) 371-2211

            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                May 27, 1998
             (Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_]
                      (Continued on the following pages)
                              (Page 1 of 4 Pages)

     This Amendment No. 3 amends and supplements the Statement on Schedule 13D, originally filed with the U.S. Securities and Exchange Commission (the "SEC") on November 4, 1998 (the "Schedule 13D"), by Bay Harbour Management, L.C. ("Bay Harbour"), Tower Investment Group, Inc. ("Tower"), Steven A. Van Dyke ("Van Dyke"), and Douglas P. Teitelbaum ("Teitelbaum"), as amended by Amendment No.1 thereto filed with the SEC on December 18, 1998, which added the following persons (herein referred to collectively with Bay Harbour, Tower, Van Dyke and Teitelbaum as the "Reporting Persons"): Bay Harbour 90-1, Ltd., Bay Harbour 98-1, Ltd., Trophy Hunter Investments, Ltd., Bay Harbour Investments, Inc., Trophy Hunters, Inc., Bay Harbour Partners, Ltd. and Trophy Hunter Partners, Ltd. and Amendment No. 2 thereto filed with the SEC on January 6, 1999.


ITEM 4.  PURPOSE OF TRANSACTION

Item 4 is hereby amended by adding the following statement at the end of the existing Item 4.

By letter dated May 27, 1999, Bay Harbour notified Emcor that it no longer intended to present the shareholder proposal submitted to Emcor by letter on December 30, 1998 at the 1999 Annual Meeting and withdrew its request that Emcor include the proposal and a supporting statement in the company's 1999 proxy materials.

                                   SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 1, 1999

                              BAY HARBOUR MANAGEMENT, L.C.

                              By: /s/ Steven A. Van Dyke
                                  ------------------------------
                                  Name:  Steven A. Van Dyke
                                  Title: President



                              TOWER INVESTMENT GROUP, INC.

                              By: /s/ Steven A. Van Dyke
                                  ------------------------------
                                  Name:  Steven A. Van Dyke
                                  Title: President


                                  /s/ Steven A.Van Dyke
                                  ------------------------------
                                  STEVEN A. VAN DYKE


                                  /s/ Douglas P. Teitelbaum
                                  ------------------------------
                                  DOUGLAS P. TEITELBAUM



                              BAY HARBOUR 90-1, LTD.

                              By: /s/ Steven A.Van Dyke
                                  ------------------------------
                                  Name: Steven A. Van Dyke
                                  Title: Authorized Signatory



                              BAY HARBOUR 98-1, LTD.

                              By: /s/ Steven A.Van Dyke
                                  ------------------------------
                                  Name: Steven A. Van Dyke
                                  Title: Authorized Signatory

                              TROPHY HUNTER INVESTMENTS, LTD.
                              By: /s/ Steven A.Van Dyke
                                  ------------------------------
                                  Name: Steven A. Van Dyke
                                  Title: Authorized Signatory

                              BAY HARBOUR INVESTMENTS, INC.

                              By: /s/ Steven A.Van Dyke
                                  ------------------------------
                                  Name: Steven A. Van Dyke
                                  Title: Authorized Signatory

                              TROPHY HUNTERS, INC.

                              By: /s/ Steven A.Van Dyke
                                  ------------------------------
                                  Name: Steven A. Van Dyke
                                  Title: Authorized Signatory

                              BAY HARBOR PARTNERS, LTD.

                              By: /s/ Steven A.Van Dyke
                                  ------------------------------
                                  Name: Steven A. Van Dyke
                                  Title: Authorized Signatory

                              TROPHY HUNTER PARTNERS, LTD.

                              By: /s/ Steven A.Van Dyke
                                  ------------------------------
                                  Name: Steven A. Van Dyke
                                  Title: Authorized Signatory